Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

September 23, 2020

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Kelsey Roemhildt:  763-764-6364

GENERAL MILLS REPORTS STRONG FISCAL 2021 FIRST-QUARTER RESULTS AND
ANNOUNCES DIVIDEND INCREASE

•	Net sales increased 9 percent to $4.4 billion; organic net sales[1] were up 10 percent
•	Operating profit increased 29 percent to $854 million; constant-currency adjusted operating profit was up 22 percent
•	Diluted earnings per share (EPS) totaled $1.03, up 21 percent from the prior year; adjusted diluted EPS of $1.00 increased 27 percent in constant currency
•	Company announces 4 percent quarterly dividend increase to $0.51 per share

¹ Please see Note 6 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – September 23, 2020 – General Mills (NYSE: GIS) today reported results for the first quarter ended August 30, 2020.

“We continued to drive exceptional results this quarter, highlighted by broad-based market share gains amid elevated at-home food demand due to the COVID-19 pandemic,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “The fundamentals of our business are strong.  We’re investing in our brands, executing with speed and agility, and maintaining our focus on the health and safety of our employees and our consumers.  And, importantly, we’re resuming dividend growth sooner than initially planned.  I’m more confident than ever that General

Mills is poised to emerge from the pandemic a stronger company and in a position to generate consistent, profitable growth and top-tier returns for our shareholders.”

First Quarter Results Summary

•

Net sales increased 9 percent to $4.4 billion and organic net sales were up 10 percent, reflecting increased pound volume due to elevated at-home food demand resulting from the COVID-19 pandemic, as well as positive net price realization and mix.

•

Gross margin increased 170 basis points to 36.4 percent of net sales and adjusted gross margin increased 100 basis points to 36.2 percent of net sales, driven by the benefit of fixed cost leverage in the supply chain, partially offset by COVID-related costs, including costs related to health and safety and costs to secure incremental capacity.

•

Operating profit of $854 million was up 29 percent, primarily driven by higher net sales, higher gross margin as a percent of net sales, and lower mark-to-market and restructuring charges, partially offset by higher selling, general, and administrative (SG&A) expenses, including higher media investment.  Operating profit margin of 19.6 percent increased 310 basis points.  Constant-currency adjusted operating profit increased 22 percent, driven by higher net sales and higher adjusted gross margin as a percent of net sales, partially offset by higher SG&A expenses.  Adjusted operating profit margin increased 210 basis points to 19.1 percent.

•

Net earnings attributable to General Mills increased 23 percent to $639 million and diluted EPS increased 21 percent to $1.03, primarily reflecting higher operating profit and higher after-tax earnings from joint ventures, partially offset by a higher effective tax rate and higher average diluted shares outstanding.  Adjusted diluted EPS totaled $1.00, up 27 percent in constant currency, primarily driven by higher adjusted operating profit and higher after-tax earnings from joint ventures, partially offset by a higher adjusted effective tax rate and higher average diluted shares outstanding.

Operating Segment Results

Note:  Tables may not foot due to rounding.

Components of Fiscal 2021 Reported Net Sales Growth
First Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	17 pts	(2) pts	--	14%
Pet	11 pts	(4) pts	--	6%
Convenience Stores & Foodservice	(9) pts	(3) pts	--	(12)%
Europe & Australia	(1) pt	6 pts	3 pts	8%
Asia & Latin America	20 pts	(4) pts	(10) pts	6%
Total	8 pts	2 pts	(1) pt	9%

Components of Fiscal 2021 Organic Net Sales Growth
First Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	17 pts	(2) pts	14%	--	--	14%
Pet	11 pts	(4) pts	6%	--	--	6%
Convenience Stores & Foodservice	(9) pts	(3) pts	(12)%	--	--	(12)%
Europe & Australia	--	7 pts	7%	3 pts	(1) pt	8%
Asia & Latin America	20 pts	(4) pts	17%	(10) pts	--	6%
Total	8 pts	2 pts	10%	(1) pt	--	9%

Fiscal 2021 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	24%	24%
Pet	12%	12%
Convenience Stores & Foodservice	(24)%	(24)%
Europe & Australia	93%	89%
Asia & Latin America	99%	68%
Total	21%	20%

North America Retail Segment

First-quarter net sales for General Mills’ North America Retail segment increased 14 percent to $2.71 billion, primarily reflecting increased demand for food at home resulting from the pandemic.  Organic net sales also increased 14 percent, with a strong increase in organic pound volume partially offset by unfavorable organic net price realization and mix, due to stronger growth for heavier products including refrigerated baked goods, dessert mixes, and soup.  Net sales increased 31 percent in U.S. Meals & Baking, 10 percent in U.S. Cereal, 5 percent growth in U.S. Yogurt, and 3 percent in Canada.  U.S. Snacks net sales were down 2 percent.  The segment continued to compete effectively, with market share stable or growing in 8 of its 10 largest U.S. categories.  Similarly, General Mills brands grew household penetration faster than the leading branded competitor in 8 of the segment’s 10 largest U.S. categories.  Segment operating profit increased 24 percent to $695 million, primarily driven by higher volume, partially offset by higher SG&A expenses, including higher media investment.

Pet Segment

First-quarter net sales for the Pet segment increased 6 percent to $392 million, driven by positive contributions from volume growth, partially offset by unfavorable net price realization and mix.  Net sales increased for both dog food and cat food, including double-digit growth for wet foods and treats.  The company estimates that first-quarter net sales growth was negatively impacted by a reduction in at-home pet food inventory, which was elevated during the early stages of the COVID-19 pandemic.  The BLUE brand continued to gain household penetration and market share in measured channels in the quarter.  Segment operating profit increased 12 percent to $90 million, primarily driven by higher volume and benefits from Holistic Margin Management (HMM) cost savings, partially offset by unfavorable net price realization and mix and higher SG&A expenses, including higher media investment.

Convenience Stores & Foodservice Segment

First-quarter net sales for the Convenience Stores & Foodservice segment declined 12 percent to $392 million, reflecting reduced away-from-home food demand related to the pandemic.  While improved versus the prior quarter, consumer traffic remained below year-ago levels in key channels including restaurants, lodging, and convenience stores.  Retail sales for General Mills brands outpaced the competition in the quarter, leading to market share gains in measured channels.  Segment operating profit of $70 million was down 24 percent, driven by lower net sales.

Europe & Australia Segment

First-quarter net sales for the Europe & Australia segment increased 8 percent to $491 million, primarily driven by increased demand for food at home resulting from the pandemic and 3 points of favorable foreign currency exchange.  Organic net sales increased 7 percent.  Double-digit net sales growth for Old El Paso Mexican food, Häagen-Dazs ice cream, and Betty Crocker dessert mixes was partially offset by a product recall-driven supply constraint on Green Giant vegetables.  The segment grew market share in Nielsen-measured outlets, driven by strong performance in France.  Segment operating profit totaled $53 million compared to $28 million a year ago and was up 89 percent in constant currency, primarily driven by higher net sales, including favorable net price realization and mix.

Asia & Latin America Segment

First-quarter net sales for the Asia & Latin America segment increased 6 percent to $383 million, driven by volume growth, partially offset by unfavorable foreign currency exchange and unfavorable net price realization and mix.  Organic net sales increased 17 percent.  Elevated at-home food demand stemming from the pandemic resulted in strong net sales growth for Yoki seasonings and Kitano meals and snacks in Brazil, Wanchai Ferry frozen dumplings in China, and Betty Crocker dessert mixes in the Middle East.  Away-from-home food demand improved versus the previous quarter but remained a headwind for Häagen-Dazs ice cream across Asia.  The segment grew market share in Nielsen-measured outlets in China and Brazil, its two largest markets.  Segment operating profit totaled $20 million compared to $10 million a year ago and was up 68 percent in constant currency, primarily driven by higher net sales.

Joint Venture Summary

First-quarter net sales for Cereal Partners Worldwide (CPW) increased 9 percent in constant currency, reflecting increased at-home food demand due to the pandemic.  Constant-currency net sales were down 1 percent at Häagen-Dazs Japan (HDJ), with lower volume partially offset by favorable net price realization and mix.  Combined after-tax earnings from joint ventures totaled $41 million compared to $22 million a year ago, primarily driven by higher net sales and benefits from volume leverage at CPW.

Other Income Statement Items

Unallocated corporate items totaled $74 million net expense in the first quarter of fiscal 2021, compared to $99 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $96 million net expense this year compared to $88 million net expense last year.

Restructuring, impairment, and other exit costs were insignificant in the quarter compared to $8 million a year ago.  An insignificant amount of restructuring charges were recorded in cost of sales this year compared to $6 million a year ago.

Net interest expense totaled $111 million in the first quarter compared to $119 million a year ago, primarily driven by lower average debt balances, partially offset by a change in the mix of debt.  The effective tax rate in the quarter was 22.0 percent compared to 11.7 percent last year (please see Note 5 below for more information on our effective tax rate).  The adjusted effective tax rate was 21.9 percent compared to 20.9 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $584 million in the first quarter of fiscal 2021, up 2 percent from the prior year, primarily driven by higher net earnings, partially offset by the timing of tax payments and receipts and higher after-tax earnings from joint ventures.  Capital investments totaled $117 million compared to $70 million a year ago.  Dividends paid totaled $303 million and average diluted shares outstanding increased 1 percent to 620 million.  The net debt-to-trailing 12-month operating cash flow ratio was 3.7x, and the net debt-to-trailing 12-month adjusted EBITDA ratio was 3.0x.

Dividend Increase

In recognition of the significant increase in net earnings attributable to General Mills and the reduction in net debt since the company’s acquisition of Blue Buffalo Pet Products, Inc. in April 2018, the General Mills board of directors declared a quarterly dividend of $0.51 per share, payable November 2, 2020, to shareholders of record October 9, 2020.  This represents a 4 percent increase from the previous quarterly rate of $0.49 per share.  General Mills and its predecessor company have paid dividends without interruption for 121 years.

Fiscal 2021 Outlook and Priorities

General Mills continues to expect the largest factor impacting its fiscal 2021 performance will be the relative balance of at-home versus away-from-home consumer food demand, driven by the COVID-19 pandemic and resulting global macroeconomic headwinds.  Through the first quarter of fiscal 2021, at-home food demand remained elevated relative to pre-pandemic levels, though it moderated from the fourth quarter of fiscal 2020, as expected, driven by the easing of pandemic-related restrictions and increased restaurant re-openings.  The company expects second-quarter at-home food demand to remain elevated compared to pre-pandemic levels, including high single-digit aggregate retail sales growth in General Mills’ North America Retail categories.  The magnitude and duration of elevated at-home food demand remains highly uncertain, and as a result, the company is not currently providing a full-year outlook for fiscal 2021 growth in organic net sales, adjusted operating profit, and adjusted diluted EPS.

“In an uncertain environment, our job is to stay focused on what we can control,” Harmening said.  “We are positioned to compete and win in our categories this year, regardless of the level of demand.  And we’ll do that while driving efficiency, reducing our debt leverage, and investing for long-term success.”

General Mills outlined three priorities for fiscal 2021 that will allow it to deliver competitive performance in the short term while continuing to advance its long-term goals:

1.

Compete effectively, everywhere we play, leading to market share gains, increased brand penetration, competitive service levels, and strengthened customer partnerships.  General Mills continues to expect net sales growth in fiscal

2021 will be positively impacted by its superior execution as well as elevated at-home food demand, relative to the pre-pandemic period.  The company anticipates headwinds to fiscal 2021 net sales growth from comparisons against the 53rd week, the extra month of Pet results, and the pandemic-related increase in demand in the fourth quarter of fiscal 2020.

2.

Drive efficiency to fuel investment.  The company’s objective is to deliver a full-year fiscal 2021 adjusted operating profit margin approximately in line with fiscal 2020 levels.  After posting an increase in adjusted operating profit margin in the first quarter, the company expects second-quarter adjusted operating profit margin to decline, driven by higher costs to service demand, including increased utilization of external manufacturing capacity that will most heavily impact the second quarter, as well as the comparison to the prior-year period that included a timing-related manufacturing leverage benefit.  The company expects full-year margin tailwinds from HMM savings and volume leverage to be offset by headwinds from input cost inflation, higher costs to service elevated demand, increased investment in brands and capabilities, and higher ongoing health and safety-related expenses.

3.	Reduce leverage to increase financial flexibility. The company expects to close fiscal 2021 with a net debt-to-trailing 12-month adjusted EBITDA ratio below 3.2x.

General Mills will issue pre-recorded management remarks today, September 23, 2020, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time).  The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2021 Outlook and Priorities”, and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the COVID-19 pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 30,	Aug. 25,
	2020	2019	% Change
Net sales	$4,364.0	$4,002.5	9%
Cost of sales	2,773.6	2,613.0	6%
Selling, general, and administrative expenses	736.2	718.9	2%
Restructuring, impairment, and other exit costs	0.5	8.2	(94)%
Operating profit	853.7	662.4	29%
Benefit plan non-service income	(33.3)	(30.2)	10%
Interest, net	111.1	118.7	(6)%
Earnings before income taxes and after-tax earnings from joint ventures	775.9	573.9	35%
Income taxes	170.8	67.2	154%
After-tax earnings from joint ventures	41.3	21.8	89%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	646.4	528.5	22%
Net earnings attributable to redeemable and noncontrolling interests	7.5	7.9	(5)%
Net earnings attributable to General Mills	$638.9	$520.6	23%
Earnings per share - basic	$1.04	$0.86	21%
Earnings per share - diluted	$1.03	$0.85	21%

	Quarter Ended
	Aug. 30,	Aug. 25,	Basis Pt
Comparisons as a % of net sales:	2020	2019	Change
Gross margin	36.4%	34.7%	170
Selling, general, and administrative expenses	16.9%	18.0%	(110)
Operating profit	19.6%	16.5%	310
Net earnings attributable to General Mills	14.6%	13.0%	160

	Quarter Ended
Comparisons as a % of net sales excluding	Aug. 30,	Aug. 25,	Basis Pt
certain items affecting comparability (a):	2020	2019	Change
Adjusted gross margin	36.2%	35.2%	100
Adjusted operating profit	19.1%	17.0%	210
Adjusted net earnings attributable to General Mills	14.3%	12.1%	220
(a) See Note 6 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	Aug. 30, 2020	Aug. 25, 2019	% Change
Net sales:
North America Retail	$2,707.0	$2,376.1	14%
Europe & Australia	491.0	454.1	8%
Pet	391.7	367.8	6%
Convenience Stores & Foodservice	391.6	445.0	(12)%
Asia & Latin America	382.7	359.5	6%
Total	$4,364.0	$4,002.5	9%

Operating profit:
North America Retail	$695.4	$559.9	24%
Europe & Australia	53.2	27.6	93%
Pet	90.3	80.9	12%
Convenience Stores & Foodservice	69.6	91.1	(24)%
Asia & Latin America	20.1	10.1	99%
Total segment operating profit	928.6	769.6	21%
Unallocated corporate items	74.4	99.0	(25)%
Restructuring, impairment, and other exit costs	0.5	8.2	(94)%
Total	$853.7	$662.4	29%

	Quarter Ended
	Aug. 30, 2020	Aug. 25, 2019	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	25.7%	23.6%	210
Europe & Australia	10.8%	6.1%	470
Pet	23.1%	22.0%	110
Convenience Stores & Foodservice	17.8%	20.5%	(270)
Asia & Latin America	5.3%	2.8%	250
Total segment operating profit	21.3%	19.2%	210

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Aug. 30, 2020	Aug. 25, 2019	May 31, 2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,796.7	$504.8	$1,677.8
Receivables	1,633.0	1,710.5	1,615.1
Inventories	1,605.1	1,700.1	1,426.3
Prepaid expenses and other current assets	320.0	346.0	402.1

Total current assets	5,354.8	4,261.4	5,121.3

Land, buildings, and equipment	3,557.0	3,668.3	3,580.6
Goodwill	14,010.1	13,983.6	13,923.2
Other intangible assets	7,150.4	7,151.4	7,095.8
Other assets	1,189.9	1,248.5	1,085.8

Total assets	$31,262.2	$30,313.2	$30,806.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,184.4	$2,786.7	$3,247.7
Current portion of long-term debt	2,625.7	1,391.8	2,331.5
Notes payable	162.7	1,296.1	279.0
Other current liabilities	1,639.9	1,428.8	1,633.3

Total current liabilities	7,612.7	6,903.4	7,491.5

Long-term debt	10,832.9	11,619.8	10,929.0
Deferred income taxes	1,924.5	1,991.7	1,947.1
Other liabilities	1,549.3	1,554.9	1,545.0

Total liabilities	21,919.4	22,069.8	21,912.6

Redeemable interest	584.9	547.8	544.6

Stockholders' equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,335.5	1,370.9	1,348.6
Retained earnings	16,312.5	15,218.8	15,982.1
Common stock in treasury, at cost, shares of 143.3, 150.5 and 144.8	(6,370.2)	(6,681.8)	(6,433.3)
Accumulated other comprehensive loss	(2,908.7)	(2,600.6)	(2,914.4)

Total stockholders' equity	8,444.6	7,382.8	8,058.5

Noncontrolling interests	313.3	312.8	291.0

Total equity	8,757.9	7,695.6	8,349.5

Total liabilities and equity	$31,262.2	$30,313.2	$30,806.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)
	Quarter Ended
	Aug. 30, 2020	Aug. 25, 2019
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable
and noncontrolling interests	$646.4	$528.5
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	146.1	154.1
After-tax earnings from joint ventures	(41.3)	(21.8)
Distributions of earnings from joint ventures	19.9	20.7
Stock-based compensation	28.3	28.8
Deferred income taxes	23.0	(37.2)
Pension and other postretirement benefit plan contributions	(5.6)	(6.9)
Pension and other postretirement benefit plan costs	(8.6)	(7.8)
Restructuring, impairment, and other exit costs	(2.7)	4.9
Changes in current assets and liabilities	(157.8)	(84.6)
Other, net	(64.1)	(6.6)

Net cash provided by operating activities	583.6	572.1

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(117.0)	(69.8)
Investments in affiliates, net	(0.7)	(12.5)
Proceeds from disposal of land, buildings, and equipment	0.3	0.3
Other, net	(5.6)	(1.7)

Net cash used by investing activities	(123.0)	(83.7)

Cash Flows - Financing Activities
Change in notes payable	(120.9)	(170.0)
Issuance of long-term debt	595.2	-
Payment of long-term debt	(555.1)	(0.1)
Proceeds from common stock issued on exercised options	30.0	55.8
Dividends paid	(302.8)	(298.5)
Distributions to noncontrolling and redeemable interest holders	(1.1)	(2.5)
Other, net	(18.0)	(13.3)

Net cash used by financing activities	(372.7)	(428.6)

Effect of exchange rate changes on cash and cash equivalents	31.0	(5.0)
Increase in cash and cash equivalents	118.9	54.8
Cash and cash equivalents - beginning of year	1,677.8	450.0

Cash and cash equivalents - end of period	$1,796.7	$504.8

Cash Flow from changes in current assets and liabilities:
Receivables	$7.2	$(37.4)
Inventories	(158.6)	(145.3)
Prepaid expenses and other current assets	88.2	148.0
Accounts payable	(45.9)	(35.8)
Other current liabilities	(48.7)	(14.1)

Changes in current assets and liabilities	$(157.8)	$(84.6)
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2021, we adopted new accounting requirements related to the measurement of credit losses on financial instruments, including trade receivables. The new standard and subsequent amendments replace the incurred loss impairment model with a forward-looking expected credit loss model, which will generally result in earlier recognition of credit losses. We adopted the requirements of the new standard and subsequent amendments using the modified retrospective transition approach and adjusted our allowance for doubtful accounts. This resulted in a decrease to retained earnings of $5.7 million after-tax.

(2)	Restructuring charges relating to actions previously announced are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended
In Millions	Aug. 30, 2020	Aug. 25, 2019
Restructuring, impairment, and other exit costs	$0.5	$8.2
Cost of sales	0.5	6.1
Total restructuring charges	$1.0	$14.3

(3)

Unallocated corporate expense totaled $74 million in the first quarter of fiscal 2021 compared to $99 million in the same period in fiscal 2020. We recorded a $16 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the first quarter of fiscal 2021 compared to a $15 million net increase in expense in the same period last year. We recorded $13 million of net gains related to valuation adjustments of certain corporate investments in the first quarter of fiscal 2021 compared to $10 million of net gains related to valuation adjustments and the loss on the sale of certain corporate investments in the first quarter of fiscal 2020. We also recorded a $7 million charge related to a product recall in our international Green Giant business in the first quarter of fiscal 2021. We recorded an immaterial amount of restructuring charges in cost of sales in the first quarter of fiscal 2021 compared to $6 million in the same period last year.

(4)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 30, 2020	Aug. 25, 2019
Net earnings attributable to General Mills	$638.9	$520.6
Average number of common shares - basic EPS	614.1	606.0
Incremental share effect from: (a)
Stock options	3.2	3.1
Restricted stock units and performance share units	2.5	2.4
Average number of common shares - diluted EPS	619.8	611.5
Earnings per share - basic	$1.04	$0.86
Earnings per share - diluted	$1.03	$0.85

(a)Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(5)

The effective tax rate for the first quarter of fiscal 2021 was 22.0 percent compared to 11.7 percent for the first quarter of fiscal 2020. The 10.3 percentage point increase was primarily due to a $53 million nonrecurring net benefit related to a reorganization of certain wholly owned subsidiaries and certain international discrete tax benefits in fiscal 2020, partially offset by changes in earnings mix by jurisdiction in fiscal 2021. Our adjusted effective tax rate was 21.9 percent in the first quarter of fiscal 2021 compared to 20.9 percent in the first quarter of fiscal 2020 (see Note 6 below for a description of our use of measures not defined by GAAP). The 1 percentage point increase in the adjusted effective tax rate was primarily due to certain nonrecurring international discrete benefits in fiscal 2020, partially offset by changes in earnings mix by jurisdiction in fiscal 2021.

(6)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended
Per Share Data	Aug. 30, 2020	Aug. 25, 2019	Change
Diluted earnings per share, as reported	$1.03	$0.85	21%
Mark-to-market effects (a)	(0.02)	0.02
Investment activity, net (b)	(0.02)	(0.01)
Product recall (c)	0.01	-
Restructuring charges (d)	-	0.02
Tax item (e)	-	(0.09)
Adjusted diluted earnings per share	$1.00	$0.79	27%
Foreign currency exchange impact			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			27%

Note: Table may not foot due to rounding.

(a)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(b)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(c)	Product recall costs related to our international Green Giant business. See Note 3.
(d)	Restructuring charges for previously announced restructuring actions. See Note 2.
(e)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 5.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Aug. 30, 2020
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	24%	Flat		24%
Europe & Australia	93%	4	pts	89%
Pet	12%	Flat		12%
Asia & Latin America	99%	31	pts	68%
Total segment operating profit	21%	Flat		20%
Note: Table may not foot due to rounding.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Aug. 30, 2020		Aug. 25, 2019
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,590.4	36.4%	$1,389.5	34.7%
Mark-to-market effects (b)	(16.4)	(0.4)%	15.0	0.4%
Product recall (c)	7.1	0.2%	-	-%
Restructuring charges (d)	0.5	-%	6.1	0.2%
Adjusted gross margin	$1,581.7	36.2%	$1,410.6	35.2%

Operating profit as reported	$853.7	19.6%	$662.4	16.5%
Mark-to-market effects (b)	(16.4)	(0.4)%	15.0	0.4%
Product recall (c)	7.1	0.2%	-	-%
Restructuring charges (d)	1.0	-%	14.3	0.4%
Investment activity, net (e)	(13.0)	(0.3)%	(9.5)	(0.2)%
Adjusted operating profit	$832.5	19.1%	$682.1	17.0%

Net earnings attributable to General Mills as reported	$638.9	14.6%	$520.6	13.0%
Mark-to-market effects, net of tax (b)(h)	(12.6)	(0.3)%	11.6	0.3%
Product recall, net of tax (c)(h)	6.3	0.1%	-	-%
Restructuring charges, net of tax (d)(h)	0.8	-%	11.7	0.3%
Investment activity, net, net of tax (e)(h)	(10.0)	(0.2)%	(7.3)	(0.2)%
CPW restructuring charges, net of tax (f)	0.1	-%	1.0	-%
Tax item (g)	-	-%	(53.1)	(1.3)%
Adjusted net earnings attributable to General Mills	$623.4	14.3%	$484.4	12.1%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(c)	Product recall costs related to our international Green Giant business. See Note 3.
(d)	Restructuring charges for previously announced restructuring actions. See Note 2.
(e)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(f)	CPW restructuring charges related to previously announced restructuring actions.
(g)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 5.
(h)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended
	Aug. 30, 2020	Aug. 25, 2019	Change
Operating profit as reported	$853.7	$662.4	29%
Mark-to-market effects (a)	(16.4)	15.0
Investment activity, net (b)	(13.0)	(9.5)
Product recall (c)	7.1	-
Restructuring charges (d)	1.0	14.3
Adjusted operating profit	$832.5	$682.1	22%
Foreign currency exchange impact			Flat
Adjusted operating profit growth, on a constant-currency basis			22%

Note: Table may not foot due to rounding.

(a)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(b)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(c)	Product recall costs related to our international Green Giant business. See Note 3.
(d)	Restructuring charges for previously announced restructuring actions. See Note 2.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	Aug. 30, 2020		Aug. 25, 2019
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$775.9	$170.8	$573.9	$67.2
Mark-to-market effects (b)	(16.4)	(3.8)	15.0	3.5
Investment activity, net (c)	(13.0)	(3.0)	(9.5)	(2.2)
Product recall (d)	7.1	0.8
Restructuring charges (e)	1.0	0.2	14.3	2.6
Tax item (f)	-	-	-	53.1
As adjusted	$754.6	$165.1	$593.7	$124.2
Effective tax rate:
As reported		22.0%		11.7%
As adjusted		21.9%		20.9%
Sum of adjustment to income taxes		$(5.7)		$57.0
Average number of common shares - diluted EPS		619.8		611.5
Impact of income tax adjustments on adjusted diluted EPS		$(0.01)		$0.09

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(c)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(d)	Product recall costs related to our international Green Giant business. See Note 3.
(e)	Restructuring charges for previously announced restructuring actions. See Note 2.
(f)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 5.

Net Debt-to-Adjusted Earnings before Net Interest, Income Taxes, Depreciation and Amortization (EBITDA) Ratio

We believe this measure provides useful information to investors because it is an indicator of our ability to incur additional debt and to service our existing debt.

The reconciliation of adjusted EBITDA to net earnings, including earnings attributable to redeemable and noncontrolling interests, its GAAP equivalent, as well as the calculation of the net debt-to-adjusted EBITDA ratio are as follows:

Twelve-Month Period Ended
In Millions	Aug. 30, 2020
Total debt (a)	$13,621.3
Cash	1,796.7
Net debt	$11,824.6

Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,328.7
Income taxes	584.1
Interest, net	458.9
Depreciation and amortization	586.7
EBITDA	3,958.4
After-tax earnings from joint ventures	(110.6)
Mark-to-market effects (b)	(6.7)
Investment activity, net (c)	4.9
Product recall (d)	26.4
Restructuring charges (e)	36.9
Project-related costs (e)	1.5
Adjusted EBITDA	$3,910.8

Net debt-to-adjusted EBITDA ratio	3.0

Note: Table may not foot due to rounding.

(a)	Notes payable and long-term debt, including current portion.
(b)

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items in fiscal 2021. See Note 3. Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items in fiscal 2020.

(c)	Valuation adjustments of certain corporate investments in fiscal 2021. See Note 3. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020.
(d)	Product recall costs related to our international Green Giant business in fiscal 2021. See Note 3. Product recall costs related to our international Green Giant business in fiscal 2020.
(e)

Restructuring charges for previously announced restructuring actions in fiscal 2021. See Note 2. Restructuring charges and project-related costs for previously announced restructuring actions in fiscal 2020.